Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 908 Devices Inc. our report dated March 15, 2023 relating to the financial statements, which appears in 908 Devices Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 15, 2023